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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this registration statement of Curis Inc., on Form S-8 relating to the Curis, Inc. 2000 Director Stock Option Plan of our report dated February 15, 2000 (which expresses an unqualified opinion and includes an emphasis paragraph referring to the merger with Ontogeny, Inc., and Reprogenesis, Inc. to form Curis, Inc.) relating to the Consolidated Financial Statements of Creative BioMolecules, Inc., included in the Registration Statement No. 333-32446, Amendment No.5, on Form S-4 filed by Curis Inc. with the Securities and Exchange Commission on June 16, 2000.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 27, 2000